EXHIBIT 16
                                                                      ----------

October 5, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Extended Systems Incorporated (the "Company") (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated September 29, 2004. We agree with the statements concerning our Firm in such Form 8-K. We make no comment whatsoever regarding the consultation between Deloitte & Touche, LLP and the Company as described in the seventh and eighth paragraphs of Item 4.01 of the attached Form 8-K.


Very truly yours,


/s/ PricewaterhouseCoopers LLP